CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 21, 2010, relating to the financial statements and financial highlights which appear in the March 31, 2010 Annual Report to Shareholders of Columbia World Equity Fund, Columbia U.S. Treasury Index Fund, Columbia Income Fund and Columbia Intermediate Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 2010